As filed with the Securities and Exchange Commission on April 28, 2014

Registration No. 333-194884

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nordstrom, Inc.

(Exact name of registrant as specified in its charter)

Washington	5651	91-0515058
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. employer identification no.)

1617 Sixth Avenue

Seattle, Washington 98101

Telephone: (206) 628-2111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael G. Koppel

Nordstrom, Inc.

1617 Sixth Avenue

Seattle, Washington 98101

(206) 628-2111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Robert B. Sari, Esq.	Michael E. Morgan, Esq.
Executive Vice President,	Brian B. DeFoe, Esq.
General Counsel and Secretary	Lane Powell PC
Nordstrom, Inc.	1420 Fifth Avenue, Suite 4200
1700 Seventh Avenue, 7th Floor	Seattle, Washington 98101
Seattle, Washington 98101	(206) 223-7000
(206) 364-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
5.00% Senior Notes due 2044	$665,562,000(1)	100%	$665,562,000	$85,725

(1)	Represents the maximum aggregate principal amount of 5.00% Senior Notes due 2044 that may be issued in the Exchange Offer to which this registration statement relates.
(2)	Estimated in accordance with Rule 457(f) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.
(3)	Previously paid

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Nordstrom, Inc. Registration Statement on Form S-4 (Registration No. 333-194884), originally filed with the Commission on March 28, 2014, is being filed for the sole purpose of re-filing Exhibit 4.1 and Exhibit 5.1 and the related consent (included therein as Exhibit 23.1) and updating the Exhibit Index accordingly. This Amendment No. 1 does not relate to the contents of the prospectus that forms a part of the Registration Statement and, accordingly, the prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN DOCUMENT

Item 20.	Indemnification of Directors and Officers

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or in any transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

Article IX of the Amended and Restated Articles of Incorporation of the Company eliminates any personal liability of a director to the Company or its shareholders for monetary damages for conduct as a director, except for any liability for acts or omissions that involved intentional misconduct by a director or a knowing violation of law by a director, for conduct violating RCW 23B.08.310, for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled, or for any act or omission occurring prior to the date when Article IX of the Amended and Restated Articles of Incorporation became effective. If the Washington Business Corporation Act is subsequently amended to change in a manner affecting the Company’s power to eliminate or limit the liability of a director the Company, then, upon the effective date of the amendment and without further act: (i) if the amendment permits further elimination or limitation of liability, the liability of a director shall be additionally eliminated and limited to such further extent, or (ii) if the amendment changes the power to eliminate the liability of a director in any other respect, the liability of a director shall be eliminated and limited with respect to acts or omissions occurring after the effective date of the amendment to the fullest extent permitted by the Washington Business Corporation Act as so amended. Article IX of the Company’s Amended and Restated Articles of Incorporation also contains a provision that no amendment or repeal of the Amended and Restated Articles of Incorporation of the Company shall adversely affect any right or any elimination or limitation of liability of a director existing immediately prior to the amendment or repeal.

Article XI of the Company’s Bylaws provides for, among other things, the indemnification by the Company of its directors and officers and the advancement of expenses. The Company’s Bylaws also permit the purchase and maintenance of insurance, the creation of trust funds, the grant of security interests and the use of other means to secure the Company’s indemnification obligations. The Company has also entered into certain indemnification agreements with its directors, the form of which is attached as Exhibit 10.1 to its Current Report on Form 8-K filed with the Commission on March 3, 2009. The indemnification agreements provide the Company’s directors with indemnification to the fullest extent permitted by law.

Officers and directors of the Company are covered by insurance (with certain exceptions and limitations) that indemnifies them against certain losses and liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the Company against liability and expenses incurred by such officer or director upon a determination that such person acted in good faith.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibits are filed as part of this Registration Statement or incorporated by reference unless otherwise indicated:

EXHIBIT INDEX

Exhibit No.	Description of Document

3.1	Articles of Incorporation as amended and restated on May 25, 2005 (incorporated by reference from the registrant’s Current Report on Form 8-K filed May 31, 2005, exhibit 3.1)

3.2	Bylaws, as amended and restated on November 19, 2008 (incorporated by reference from the registrant’s Current Report on Form 8-K filed November 24, 2008, exhibit 3.1)

4.1	Indenture dated December 3, 2007, between the Company and Wells Fargo Bank, National Association

4.2	Form of 5.00% Global Note due 2044*

4.3	Form of 5.00% Rule 144A Global Note due 2044*

4.4	Form of 5.00% Regulation S Global Note due 2044*

4.5	Registration Rights Agreement, dated as of December 12, 2013*

5.1	Opinion of Lane Powell PC as to the validity of the exchange notes of Nordstrom, Inc.

12.1	Statement re computation of ratio of earnings to fixed charges*

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Lane Powell PC (included in Exhibit 5.1)

24.1	Power of Attorney*

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association, as Trustee under the Indenture*

99.1	Form of Letter of Transmittal*

99.2	Form of Letter to Clients and Instructions*

99.3	Form of Letter to Brokers*

The registrant hereby agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule to any of the agreements contained herein.

*	Previously filed

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

7.	To respond to requests for information that is incorporated by reference into the prospectus within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

8.	The undersigned registrant hereby undertakes to supply, by means of a post-effective amendment, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

9.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, if a primary offering of securities of the undersigned registrant is deemed to occur pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, and if the securities are deemed to be offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 28th day of April 2014.

Nordstrom, Inc.

By:	/s/ Robert B. Sari
Robert B. Sari
Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of April 2014:

/s/ BLAKE W. NORDSTROM Blake W. Nordstrom President and Director (Principal Executive Officer)	/s/ * Enrique Hernandez, Jr. Chairman and Director

/s/ MICHAEL G. KOPPEL Michael G. Koppel Executive Vice President and Chief Financial Officer (Principal Financial Officer)	/s/ * Phyllis J. Campbell Director

/s/ JAMES A. HOWELL James A. Howell Vice President of Finance (Principal Accounting Officer)	/s/ * Michelle M. Ebanks Director

/s/ * Robert G. Miller Director	/s/ * Erik B. Nordstrom Director

/s/ * Peter E. Nordstrom Director	/s/ * Philip G. Satre Director

/s/ * Brad D. Smith Director	/s/ * B. Kevin Turner Director

/s/ * Robert D. Walter Director	/s/ * Alison A. Winter Director

*	The undersigned, by signing his name hereto, signs and executes this registration statement pursuant to the Power of Attorney executed by the above-named officers and directors and filed with the Securities and Exchange Commission.

By:	/s/ Robert B. Sari
Robert B. Sari
Attorney-in-Fact